UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2005
MARITRANS INC.

(Exact name of registrant specified in its charter)

Delaware	1-9063	51-0343903

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Harbour Place, Knights Run Avenue, Suite 1200,
Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code: (813) 209-0600
Not applicable.

(Former name and former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 2, 2005, Maritrans Operating Company L.P. (the “Company”), a subsidiary of Maritrans Inc., entered into a shipbuilding contract (“Shipbuilding Contract”) with Bender Shipbuilding & Repair Co., Inc., (“Builder”), and also entered into a ten-year contract of affreightment (“COA”) with Sunoco Inc. (R&M) (“Sunoco”).
     Pursuant to the terms of the Shipbuilding Contract, Builder will construct and deliver three articulated tug-barge units, each having a carrying capacity of 335,000 barrels (98% capacity), for a total cost to the Company, including owner-furnished materials, of approximately $232.5 million. The tug-barge units are scheduled for delivery on October 1, 2007, May 1, 2008 and December 1, 2008, subject in each case to permitted postponements under the Shipbuilding Contract.
     The COA with Sunoco provides for the lightering of vessels that Sunoco brings into the Delaware Bay and offshore lightering locations utilizing the carrying capacity of the newly-constructed tug-barge units under the Shipbuilding Contract. The COA commences on the delivery of the first tug-barge unit and continues, unless earlier terminated, for a term of 10 years. During the term of the COA, Sunoco guarantees certain monthly minimum volume commitments for lightering services subject to the Company’s ability to provide the necessary vessels in the time frame provided in the COA. Sunoco has the right, upon 180 days’ notice to the Company, to cancel portions of or the entire monthly minimum volume commitments subject to its obligation to compensate the Company in accordance with the terms of the COA or time charter the tug-barge unit at the rates set forth in the COA.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

99.1	Press Release, dated September 6, 2005, issued by Maritrans Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARITRANS INC.
Date:	September 6, 2005	By:	/s/ Walter T. Bromfield
		Name:	Walter T. Bromfield
		Title:	Chief Financial Officer